Merrill Lynch California Insured Municipal Bond Fund of Merrill Lynch California Municipal Series Trust

File No. 811-4264
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending August 31, 2001, Merrill Lynch California Municipal Bond Fund (the "Registrant"), a series of Merrill Lynch California
Municipal Series Trust (the "California Trust"), acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch California Insured Municipal Bond Fund ("Insured Fund"), a series of the California Trust, File No. 811-4264 and Merrill Lynch California Limited Maturity Municipal Bond Fund
("Limited Maturity Fund"), a series of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (the
"Limited Maturity Trust") File No. 811-6282.

At meetings of the Boards of Trustees of California Trust and Limited Maturity Trust, the Boards of Trustees approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Insured Fund and Limited Maturity Fund by the Registrant, (ii) the simultaneous distribution to the Acquired Funds an equal aggregate value of newly-issued shares of the Registrant, and (iii) the subsequent distribution of the newly-issued shares of the Registrant by each Acquired Fund to its respective shareholders.

On March 26, 2001, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14
(File Nos. 333-57610 and 811-4264; the "N-14 Registration
Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Insured Fund and Limited Maturity Fund. Pre-Effective
Amendment No. 1 to the N-14 Registration Statement was filed on March 27, 2001, and the N-14 Registration
Statement as so amended was declared effective by the Commission on April 26, 2001.

On July 13, 2001, the shareholders of the Registrant, Insured Fund, and Limited Maturity Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On July 23, 2001, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, Insured Fund transferred securities and cash valued at $65,555,904.93 to the Registrant and received in exchange 5,709,926 newly-issued shares of the Registrant; Limited Maturity Fund transferred securities and cash valued at $3,037,480.34 to the Registrant and received in exchange 264,565 newly-issued shares of the Registrant; and Insured Fund and Limited Maturity Fund distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization. Insured Fund and Limited Maturity Fund ceased offering shares as of the Reorganization effective date.